Schedule 14A Information

Proxy Statement Pursuant to Section 14(A) of the Securities Exchange Act of 1934 (Amendment No. _)

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FRANKLIN ETF TRUST

FRANKLIN TEMPLETON ETF TRUST

FRANKLIN TEMPLETON TRUST

LEGG MASON ETF INVESTMENT TRUST

LEGG MASON ETF INVESTMENT TRUST II

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Royce Quant Small-Cap Quality Value ETF

September 3, 2024

Dear Shareholder,

As a shareholder in the Royce Quant Small-Cap Quality Value ETF (“Fund”), you recently received a proxy communication via e-mail or a proxy statement and proxy card(s) in the mail in connection with the Special Joint Meeting of Legg Mason ETF Investment Trust (the “Trust”) to be held on October 8, 2024.

Shareholders are being asked to consider and approve electing nominees to the Trust’s Board, a change of policy regarding industry concentration of Fund investments, and a manager of managers proposal that, with Board approval, will allow your Fund’s investment manager to replace and hire subadvisers.

After careful consideration, the Trust’s Board of Trustees recommends shareholders vote FOR the proposals. It is important that you exercise your right to vote. Please take a moment to sign, date and mail the enclosed proxy card in the pre-paid envelope or follow the instructions below to vote by internet or telephone.

The Fund has a unique combination of retail and institutional investors. You and your fellow shareholders will have a substantial positive impact on the vote if you act early. Please see voting instructions below:

Vote by Phone by calling 1- 888-372-0829 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.
Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

Lastly, we have retained Morrow Sodali Fund Solutions (“MSFS”) to assist us with the proxy solicitation process. You may receive a call from an MSFS representative who can assist you in voting over the phone.

If you have any questions or need assistance in voting, please contact MSFS toll-free at 1-888-372-0829. For more information, please refer to the proxy statement.

Thank you,

Patrick O’Connor

President and Chief Executive Officer – Investment Management

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